Exhibit 3.54

CERTIFICATE OF FORMATION OF A

LIMITED PARTNERSHIP

1.	The entity being formed by this Certificate of Formation is a Texas limited partnership. The name of the entity is B&H Contracting, L.P., which is a Texas limited partnership.

2.	The street address of this entity’s registered office in Texas is (a P.O. Box is not sufficient): 165 S.E. 6th Street, Paris, Texas, 75460 and the name of its individual registered agent, who is a resident of the State of Texas, is: Robert K. Hall

3.

The principal office in the United States where records of the limited partnership are to be kept or made available under Section 153.551 of the Texas Business Organizations Code is: 165 S.E. 6th Street, Paris, Texas, 75460

4.	The name, the mailing address, and the street address of the business or residence of each general partner, each general partner being the governing authority of the limited partnership, is as follows:

NAME	MAILING ADDRESS	STREET ADDRESS
B&H Equity, L.L.C.	165 S.E. 6th Street, Paris,	165 S.E. 6th Street, Paris,
	Texas, 75460	Texas, 75460

5.	This Certificate of Formation becomes effective when it is filed with the Office of the Texas Secretary of State.

The undersigned signs this document subject to the penalties imposed by law for the submission of a materially false or fraudulent instrument.

B&H Equity, L.L.C.:

By:	/s/ Robert K. Hall

Mr. Robert K. Hall, President